Exhibit 99.1
Press Release

For Immediate Release
Contact: Vickie Schray
media@zovio.com

EdTech Company, ZOVIO, Announces New CEO
Randy Hendricks Hired to Lead Next Stage of Company Growth

CHANDLER, Ariz. (December 1, 2021) – Zovio (Nasdaq: ZVO), an education technology services company that partners with higher education institutions and employers, today announced its Board of Directors has appointed Randy Hendricks its new Chief Executive Officer. Randy will assume the new role and join the Zovio Board of Directors on December 6, 2021.
Today’s announcement follows months of thoughtful consideration by the Board of Directors on who would lead Zovio and its partners into the future. Randy will succeed George Pernsteiner, who served as the interim CEO for the past several months. In line with the company’s transition, Pernsteiner will return to his post as Chairman of Zovio's Board of Directors.
Randy is a seasoned senior executive with more than 30 years of leadership, technology, and client service experience. This includes over 20 years working with clients in higher education institutions assisting them in advancing their academic and research missions, most recently as a Senior Executive at the Huron Consulting Group. Prior to that, Randy served as President, Education & Government of Workday. Randy has also held multiple senior leadership roles in IBM’s Global Business Services unit, both in the U.S. and internationally and has served as a board member for several technology companies.
"After a comprehensive national search process led by a nationally recognized executive search firm, the Board is pleased to have found an outstanding individual to assume leadership of Zovio," said George Pernsteiner, Chair of the Zovio Board of Directors. "Randy is uniquely qualified to take Zovio to the next level and drive growth for our business, and continued innovation to support our partners and the students and employees they serve.”
"Randy is the best choice from the highly qualified candidates presented to the board" said John Kiely, Chair of the Board's CEO search committee. "Randy has a proven track record of leading enterprise-wide transformation through focused execution, frequently in challenging and highly competitive market segments, and a solid track record with companies looking to re-establish growth. We're delighted that he's accepted the position.”
"I am very excited to join the Zovio team as CEO,” said Randy. “I’m honored, and I'm appreciative to the Board for the opportunity to lead this exceptional organization through the next phase of its transformation to an Ed Tech services company and return to growth.”
Randy earned a Bachelor of Science degree in Industrial Administration and a minor in Computer Science from Iowa State University. He obtained his CPA after taking advanced accounting courses at the University of Illinois.

Exhibit 99.1
About Zovio
Zovio (Nasdaq: ZVO) is an education technology services company that partners with higher education institutions and employers to deliver innovative, personalized solutions to help learners and leaders achieve their aspirations. The Zovio network, including Fullstack Academy and TutorMe, leverages its core strengths to solve priority market needs through education technology services. Using proprietary advanced data analytics, Zovio identifies the most meaningful ways to enhance the learner experience and deliver strong outcomes for higher education institutions, employers, and learners. Zovio's purpose is to help everyone be in a class of their own. For more information, visit www.zovio.com.

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